Exhibit 10.2(I)

[Yahoo! Inc. Letterhead]

                    , 2011

Re:	Letter Amendment to Performance Restricted Stock Unit Award Agreement (OCF Version - 2009)

Dear                 :

Reference is made to the Performance Restricted Stock Unit Award Agreement (OCF Version) between you and Yahoo! Inc. (the “Company”) dated February 25, 2009 (the “Award Agreement”), and the letter agreement amending the Award Agreement between you and the Company dated February 25, 2010 (the “Amendment”). Capitalized terms used in this letter agreement and the attached exhibit and not otherwise defined herein or therein will have the meanings ascribed to such terms in the Award Agreement.

The purpose of this letter agreement is to amend the Award Agreement and the Amendment to provide that, for the 2011 Performance Year, the number of the Restricted Stock Units (if any) that will be credited to you with respect to such Performance Year will not be determined under Exhibit A attached to the Award Agreement or Exhibit 1 attached to the Amendment but will instead be determined in accordance with Exhibit 1 attached to this letter agreement.

This letter agreement does not modify any other terms of the Award Agreement or the Amendment except as expressly set forth above (including, without limitation, the crediting of any Restricted Stock Units to you with respect to the 2009 and 2010 Performance Years and the vesting and payment provisions applicable to any such units).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Yahoo! Inc.
[NAME, TITLE]

Acknowledged and Agreed:

By:
[NAME]